Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Rafaella Apparel Group, Inc. of our report dated October 28, 2005, except for Note 18, for which the date is October 27, 2006 relating to the consolidated financial statements of Rafaella Sportswear, Inc. (Predecessor Company) for the period from July 1, 2004 to June 19, 2005, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

New York, New York

October 30, 2006